Code of Ethics

Amended and Restated February 15, 2012

1. Introduction

This Code of Ethics (the “Code”) has been adopted individually by the entities listed in Schedule A, referred to herein (individually) as the “Firm”. This Code is administered by each Firm’s designated Chief Compliance Officer or their delegate as a separate program. Each Firm may attach to this Code an appendix describing any unique provisions the Firm has made to provide additional requirements or modify requirements set forth by this Code.

2. Standard of Business Conduct

A. Statement of Ethical Principles

The Firm holds its Supervised Persons to a high standard of integrity and business practices. In serving their respective shareholders and clients, the Firm strives to avoid conflicts of interest or the appearance of conflicts of interest related to the personal trading activities of its Supervised Persons and the securities transactions in any managed account.

The Firm acknowledges its confidence in the integrity and good faith of all of its Supervised Persons. The Firm recognizes that the knowledge of present or future portfolio transactions or the power to influence portfolio transactions, if held by such individuals, could place them in a position where their personal interests might conflict with those of the managed account, if they were to trade in securities eligible for investment by the managed account.

In view of the foregoing and of the provisions of Sections 204-2 and 204A-1 under the Investment Advisers Act of 1940 (Advisers Act), as amended, and Rule 17j-1 of the Investment Company Act, as amended, the Firm has adopted this Code to specify and prohibit certain types of transactions deemed to create conflicts of interest or the potential for or appearance of such a conflict, and to establish reporting requirements and enforcement procedures. Because the Firm cannot foresee all possible situations, the Firm ultimately relies upon the integrity and judgment of its personnel, in addition to requirements set forth by this Code. This Code presents a framework against which all Supervised Persons should seek to measure their conduct. When Supervised Persons covered by this Code engage in personal securities transactions, they must adhere to the following general principles and the Code’s specific provisions:

a)	At all times, the interests of the Firm and its Clients must be paramount;
b)	Personal transactions must be conducted consistent with this Code in a manner that avoids any actual or potential conflict of interest;
c)	No inappropriate advantage should be taken of any position of trust and responsibility;
d)	Information about the identity of security holdings and financial circumstances of Clients is confidential;

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e)

Ensure that the investment management and overall business of the Firm complies with the policies of the Firm,  Investment Partners (Virtus) and applicable U.S. federal and state securities laws and regulations; and

f)	Supervised Persons are required to adhere to the standards of business conduct in the Virtus Code of Conduct.

B. Unlawful Actions

It is unlawful for any Supervised Person, in connection with the purchase or sale, directly or indirectly, by them of a security held or to be held by any Client account to:

a) Employ any device, scheme or artifice to defraud any Client;

b) Make any untrue statement of a material fact to any Client or omit to state a material fact necessary in order to make the statements made to any Client, in light of the circumstances under which they are made, not misleading;

c) Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on any Client; or to engage in any manipulative practice with respect to any Client; and

d) Divulge or act upon any material, non-public information, as is defined under relevant securities laws.

3. Definitions

A. "Access Person" means all directors, officers, general partners, partners of the Firm and Advisory Persons of Firm’s Advisers (or other persons occupying a similar status or performing similar functions). In addition, Access Person means all Supervised Persons, who:

a. Are involved in making securities recommendations to Clients; or

b. Have access to nonpublic information regarding the following:

(a) Any Clients’ purchase or sale of securities, or recommendation to purchase or sell such securities; or

(b) Information regarding the portfolio holdings of any fund the Firm or its control affiliates manage.

B. “Advisers Act” means the Investment Advisers Act of 1940, as amended.

C. "Advisory Person" means (i) any Access Person of the Firm or of any company in a control relationship to the Firm, who, in connection with their regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a security by the Firm for a Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person

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in a control relationship to the Firm who obtains information concerning recommendations made to the Client with regard to the purchase or sale of a security.

D. "Affiliated Officer" means (i) any corporate officer or director of the Firm who is not a resident at the Firm’s business location; and (ii) is subject to the provisions of an affiliate’s code of ethics for personal trading.

E. “Affiliated Open-End Mutual Fund” means any open-end mutual fund to which the Firm or its control affiliate(s) serve as the investment adviser or principal underwriter. Currently, this means all open-end (non-exchange traded) Virtus Mutual Funds. See also the definition of “Unaffiliated Open-End Mutual Fund” in section W. below.

F. “Being considered for Purchase or Sale” means when a security for which a recommendation to purchase or sell has been made and communicated; and with respect to the Advisory Person making the recommendation, when such person seriously considers making such a recommendation.

G. "Beneficial Ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the Exchange Act) in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations there under.

It includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a security. For purposes hereof,

a.	“Pecuniary Interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security.
b.	“Indirect Pecuniary Interest” includes, but is not limited to:
	(a)	Securities held by Immediate Family Members sharing the same household;
	(b)	A general partner’s proportionate interest in portfolio securities held by a general or limited partnership;
	(c)	A person’s right to dividends that is separated or separable from the underlying securities (otherwise, a right to dividends alone will not constitute a pecuniary interest in securities);
	(d)	A person’s interest in securities held by a trust;
	(e)	A person’s right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable; and

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(f)

A performance-related fee, other than an asset based fee, received by any broker, dealer, bank, insurance company, investment company, investment manager, trustee, or person or entity performing a similar function, with certain exceptions (see Rule 16a-1(a)(2)of the Exchange Act).

An Access Person is presumed to have Beneficial Ownership in, and so an obligation to report, the securities held by his or her Immediate Family Members. Access Persons should note that the Firm’s policies and procedures with respect to personal securities transactions also apply to transactions by a spouse, domestic partner, child or other Immediate Family Member residing in the same household. See definition of “Immediate Family Member” in section M. below.

H.	“Chief Compliance Officer” or “CCO” refers to the person appointed by the Firm pursuant to the provisions of Section 206(4)-7 of the Advisers Act.
I.	"Client" means each and every investment company, or series thereof, or other account managed by the Firm.
J.	"Control" shall have the same meaning as that in Section 2(a) (9) of the Investment Company Act.
K.	“Covered Associate” is a term used in the Firm’s Pay to Play Policy and Procedures and is incorporated by reference.
L.

"Firm" means each of the entities listed in Schedule A who have each adopted this Code and administer it under their respective individual compliance programs managed by their designated Chief Compliance Officer or his/her delegate.

M.

“Immediate Family Member” shall have the following meaning: With respect to personal securities reporting requirements, terms such as “Employee”, “Personal Brokerage Account”, “Supervised Person” and “Access Person” are defined to include any Supervised Person’s or Access Person’s spouse or domestic partner who share their household and any relative by blood, adoption or marriage living in the Supervised or Access Person’s household. This definition includes children (including financially dependent children away at school), stepchildren, grandchildren, parents, stepparents, grandparents, siblings and parents-children-or siblings-in-law.

N.

"Initial Public Offering" or “IPO” means an offering of securities registered under the Securities Act of 1933 as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

O.	“Investment Company Act” means the Investment Company Act of 1940, as amended.

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P.	"Managed Fund or Portfolio" shall mean those Clients, individually and collectively, for whom the Portfolio Manager makes buy and sell decisions.
Q.

“Personal Brokerage Account” refers to any account (including, without limitation, a custody account, safekeeping account and an account maintained by an entity that may act in a brokerage or a principal capacity) in which securities may be traded or custodied, and in which an Access Person has any Beneficial Ownership, and any such account of an Immediate Family Member. The meaning of “Personal Brokerage Account” includes accounts in which an Access Person may hold or acquire Reportable Securities, even though the account currently holds only non-Reportable Securities (such as unaffiliated open-end mutual funds). To the extent that the Virtus 401(k) plan and potentially 401(k) plans of an Access Person’s prior employer(s) or 401(k) plans of Immediate Family Members have the capacity to invest in Affiliated Open-end Mutual Funds and/or other Reportable Securities, such accounts are considered “Personal Brokerage Accounts”. Furthermore, Individual Retirement Accounts (i.e.: “IRAs”) that are constructed within a brokerage account capable of transacting in Reportable Securities are also considered “Personal Brokerage Accounts”.

The meaning of “Personal Brokerage Account” does not include the following: open- end mutual funds held directly with the sponsor in an account that is not capable of transacting in Reportable Securities; 401(k) accounts that may only hold non- affiliated open-end mutual funds; other accounts that cannot transact in Reportable Securities as determined by the Compliance Department; and direct purchase accounts such as "DRIP" plans.

R.	"Fund Portfolio Manager" or “Portfolio Manager” is an Advisory Person (or one of the Advisory Persons) entrusted with the day-to-day management of the Fund’s portfolio.
S.

"Private Placement" or "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof, or pursuant to Rule 504, Rule 505 or Rule 506 there under.

T.

"Purchase or sale of a Reportable Security" includes, among other things, the writing of an option to purchase or sell a security, or the purchase or sale of a security, that is exchangeable for or convertible into, a security that is held or to be acquired for a Client.

U.

"Reportable Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, and Rule 204A-1 of the Advisers Act as amended, and includes common stocks, preferred stocks, stock options (put, call and straddle), debt securities, privilege on any security or on any group or index of securities (including any interest therein or based on the value thereof) and derivative instruments, ETFs, UIT ETFs, closed-end funds, other well-known stock indices vehicles, such as the Standard & Poor’s 500 Composite Stock Indices (such as but not limited to SPDR

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S&P 500, SPDR S&P MidCap 400, “iShares”, etc.); affiliated open-end mutual funds and municipal securities.

The meaning of “Reportable Security” shall not include transactions and holdings in direct obligations of the Government of the United States; money market instruments; bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments; shares of money market funds; transactions and holdings in shares of non-affiliated open-end mutual funds; and transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated open-end mutual funds.

Note: This exception extends only to open end funds registered in the U.S.; therefore, transactions and holdings in offshore funds ARE reportable.

V.

"Supervised Person" means any director, officer, and partner of the Firm (or other person occupying a similar status or performing similar functions); an employee of the Firm; and any other person who provides advice on behalf of the Firm and is subject to the Firm’s supervision and control. To affect such policies as required by this Code, the Firm’s CCO shall further classify certain Supervised Persons as an “Access Person”, or “Advisory Person”.

W.

“Unaffiliated Open-End Mutual Fund” means any open-end mutual fund notf alling within the definition of “Affiliated Open-End Mutual Fund” defined in section E. above, i.e., any open-end mutual fund to which the Firm or its control affiliate(s) do not serve as the investment adviser or principal underwriter for the fund. Currently, this means all open-end (non-exchange traded) mutual funds except for the Virtus Mutual Funds.

4.	Disclosure of Personal Brokerage Accounts[2]

All Access Persons must disclose their Personal Brokerage Accounts to their respective Compliance Department. Each Access Person’s responsibility is to notify their respective Compliance Department of all Personal Brokerage Accounts and to direct the broker to provide their Compliance Department with brokerage transaction confirmations and account statements (and verify that it has been done). Access Persons cannot assume that the broker-dealer will automatically arrange for this information to be set up and forwarded correctly. Access Persons do not need to disclose the existence of their Virtus-Fidelity 401(k) account, however any other Virtus Fidelity account holding securities, options or restricted stock of Virtus must be disclosed. 401(k) plans of an Access Person’s prior employer(s) or 401(k) plans of Immediate Family Members must be disclosed if such accounts have the capacity to invest in Affiliated Open-end Mutual Funds and/or other Reportable Securities.

5.	Prohibited Activities for Access Persons
A.

Initial Public Offering (“IPO”) Rule: No Access Person may directly or indirectly acquire beneficial ownership in any securities in an IPO, without the prior written approval of the CCO. This also applies to IPO’s offered through the internet. No

2 Certain Supervised Persons are subject to the requirements of Section 4. Please see the Appendix following this Code.

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FINRA registered person or Portfolio Manager may participate in an IPO pursuant to FINRA Rule 5130.

B. Private Placement / Limited Offering Rule: No Access Person may directly or indirectly acquire beneficial ownership in any securities in a Private Placement or Limited Offering without the prior written approval of the CCO. The approved purchase should be disclosed to the Client if they are considering that issuer’s securities for purchase or sale.

C. Preclearance Rule: No Access Person may directly or indirectly acquire or dispose of beneficial ownership in a Reportable Security unless the transaction has been pre-cleared by the Compliance Department. Preclearance is valid through the next business day at the close of the U.S. market following the approval. An order not executed within that time must be re-submitted for preclearance approval. Access Persons must wait for approval before placing the order with their broker.

Exceptions: The following Reportable Securities transactions do not require preclearance:

a) Purchases or sales of up to and including 500 shares per month of Reportable Securities in any issuer ranked in the S&P 500 at the time of the transaction. An S&P 500 holding list is updated quarterly and available on the Virtus intranet website. A copy is also available for review in your Firm’s Compliance Department. The Compliance Department monitors de minimis trading for patterns of abuse. If a pattern of abuse is determined to have occurred, the Compliance Department reserves the right to suspend or cancel the ability of an Access Person to conduct de minimis transactions.

b) Transactions in Affiliated Open-End Mutual Funds.

c) Purchase orders of Reportable Securities sent directly to the issuer via mail (other than in connection with a Private Placement or Limited Offering) or sales of such securities that are redeemed directly by the issuer via mail.

d) Purchases or sales of Reportable Securities effected in any account over which the Access Person has no direct or indirect influence or control in the reasonable estimation of the Firm’s CCO. This exemption will apply to Personal Brokerage Accounts for which a third party, such as a broker or financial advisor, makes all investment decisions on behalf of the Access Person and the Access Person does not discuss any specific transactions for the account with the third-party manager.

e) Purchases or sales of Reportable Securities (i) not eligible for purchase or sale by the Client; or (ii) specified from time to time by the Firm’s Directors, subject to rules the Firm’s Directors shall specify.

f) Purchases of shares of Reportable Securities necessary to establish an automatic investment or dividend reinvestment plan, as well as any subsequent purchases and sales pursuant to any such automatic investment or dividend reinvestment plan.

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g)

Purchases of Reportable Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired from the issuer, and sales of such rights so acquired.

h)	Purchases or sales of Reportable Securities issued under an employee stock purchase or incentive program unless otherwise restricted.
i)	Non-volitional transactions (such as stock splits, dividends, corporate actions, etc.).

Note: The foregoing are exceptions to the Preclearance Rule only; other provisions of this Code may apply.

The Firm’s CCO or other designated compliance personnel may deny approval of any transaction requiring preclearance under this Pre-clearance Rule, even if nominally permitted under the Code, if believed that denial is necessary for the protection of the Client or the Firm.

D.

Open Order Rule: No Access Person may directly or indirectly acquire or dispose of the Beneficial Ownership in any Reportable Security that requires preclearance (i.e., is not exempt from preclearance) when a Client has a pending buy or sell for that security of the same type until the Client’s order is executed or withdrawn.

E.

Blackout Rule: Portfolio Managers and Advisory Persons may not directly or indirectly acquire or dispose of Beneficial Ownership in a Reportable Security within seven calendar days before and after the portfolio(s) associated with the Portfolio Manager’s and Advisory Person’s assigned duties trades in that security. The seven- day period is exclusive of the execution date. The Blackout Rule applies to transactions in securities that are required to be precleared.

F.

Holding Period Rule: Access Persons must hold all Reportable Securities for no less than sixty (60) days, whether or not the purchase was an exempt transaction under any other provision of Section 5. Generally, a first-in first-out (“FIFO”) accounting methodology will be applied for determining compliance with this holding rule.

G.

Gifts and Entertainment: Supervised Persons designated by the Firm’s CCO may not give or receive gifts or payments that may be construed to have an influence on business transactions conducted by the Firm. Gifts to or from Consultants or Clients must not exceed $100 per person per year. Gifts include any items of value, including sports paraphernalia or equipment, wine or food baskets, gift certificates for shopping or to a restaurant or spa. Tickets to events are considered gifts if the associate does not attend the event. The $100 limit that applies to gifts does not apply to entertainment. Nonetheless, entertainment must be neither so frequent nor so extensive as to raise any question of impropriety. The CCO or other designated personnel will maintain records of all gifts and payments of $100 or more per person and all entertainment. ALL gifts and entertainment received or given must be reported to the Compliance Department. Supervised Persons designated by the Firm’s CCO are required to submit a log quarterly.

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H. Serving on Boards of Directors: No Advisory Person shall serve on the board of directors of a publicly traded company without prior authorization from Virtus Investment Partners Inc. Counsel or the Firm’s CCO. If authorized, the Advisory Person shall have no role in making investment decisions with respect to the publicly traded company.

I. Excessive Trading Rule: No Portfolio Manager shall engage in excessive trading or market timing activities with respect to any mutual fund regardless of whether or not the mutual fund is managed by that Firm/Sub-advisor or any affiliated adviser/sub-advisor. Market timing is defined as a purchase and redemption, regardless of size, in and out of the same mutual fund within any sixty (60) day period. The foregoing restrictions shall not apply to Portfolio Managers investing in mutual funds through asset allocation programs, automatic reinvestment programs, and any other non-volitional investment vehicles.

J. Material, Non-public Information: No Supervised Person shall divulge or act upon any material, non-public information as defined under relevant securities laws. For more information, refer to the Firm’s Insider Trading Policy and Procedures.

K. Pay to Play Rule: The SEC has adopted Rule 206(4)-5 of the Advisers Act (the Rule or Pay to Play Rule) as a means to curtail the ability of investment advisers to use political contributions to influence state and municipal government officials responsible for hiring the investment advisers, otherwise known as pay for play practices. Under the Rule, political contributions made by advisers or their personnel or affiliates may result in serious limitations on the advisers’ ability to receive compensation for the management of certain public funds. It does not prohibit political contributions but does prohibit the adviser from receiving compensation from that government plan. The Rule does not preempt state or local pay to play laws. The Firm and its Covered Associates, as defined in the Firm’s Pay to Play policy (“policy”), are prohibited from doing anything indirectly which, if done directly, would violate the Rule. This could include contributions made by Immediate Family Members even though they are not considered Covered Associates.

Effective with this Code, if a Covered Associate, as defined in the policy, is entitled to vote for a government official, they may only contribute $350 or less to that official per election. If they are not entitled to vote for a government official, they may only contribute $150 or less to that official per election. They are also required to report to Compliance all contributions made on a quarterly basis. Please refer to the Firm’s Pay to Play separate policy.

6. Reporting & Compliance Procedures3

A. Duplicate Trade Confirmations and Personal Brokerage Account Statements:

All Access Persons shall direct their brokers to supply, at the same time that they are sent to the Access Person, a copy of the confirmation for each personal Reportable Securities trade in a Personal Brokerage Account and a copy, at least quarterly, of an

3 Certain Supervised Persons are subject to the requirements of Sections 6A, 6B and 6C. Please see the Appendix following this Code.

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account statement for each Personal Brokerage Account to their respective Compliance Department (an electronic feed from the broker will satisfy these requirements). Access to duplicate confirmations and account statements will be restricted to those persons assigned to perform review functions, and all materials will be kept confidential except as required by law.

B. Quarterly Transactions Reports: Access Persons shall report to the Firm the information (specified further below) with respect to transactions in any Reportable Security in which the Access Person has, or by reason of that transaction acquires, any direct or indirect Beneficial Ownership in the Reportable Security.

Access Persons shall not be required to make a report with respect to transactions effected for any account over which that person lacks any direct or indirect influence or control in the reasonable estimation of the Firm’s CCO.

Every Quarterly Transaction Report shall be made no later than 15 days after the end of the calendar quarter and shall include all transactions in Reportable Securities effected during the calendar quarter being reported on. Quarterly Transaction Reports shall contain the following information:

(i) The date of the transaction in the Reportable Security, the title and number of shares of equity securities; or, the maturity date, principal amount and interest rate of debt securities, of each Reportable Security involved; and as applicable, the exchange ticker symbol or cusip number;

(ii) The type of transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

(iii) The price of the Reportable Security at which the transaction was effected;

(iv) The name of the broker, dealer or bank with or through whom the transaction was effected; and

(v) The date the report is submitted.

To the extent that the Access Person certified that the Compliance Department is receiving duplicate statements of Personal Brokerage Accounts, the above disclosures are considered to have been made for transactions in Reportable Securities occurring in those Personal Brokerage Accounts.

C. Initial and Annual Holdings Reports: Each Access Person shall submit an Initial Holdings and Annual Holdings Report listing all personal Reportable Securities holdings to their Firm’s Compliance Department upon the commencement of service and annually thereafter (the Initial Holdings Report and the Annual Holdings Report, respectively). The information on the Initial Holdings Report must be current as of a date not more than 45 days prior to the date the individual becomes an Access Person. An Initial Holdings Report and certification must be submitted to their Firm’s Compliance Departments no later than 10 days after becoming an Access Person. The Annual Holdings Report holdings information shall be as of December 31 of the prior year. Access Persons shall submit the Annual Holdings Report and certification to

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their Firm’s Compliance Department by January 31 of each year. Access Persons shall include on their Annual Holdings Report any holdings in Affiliated Open-end Mutual Funds including those held in the Access Person’s Virtus-Fidelity 401(k) plan.

Every Initial Holdings Report and Annual Holdings Report required pursuant to this section shall contain the following information for Reportable Securities:

(i) The title, type and number of shares of equity securities; and/or the maturity date, principal amount and interest rate of debt securities; and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

(ii) The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect Beneficial Ownership;

(iii) The date the Access Person submits the report; and

(iv) For Initial Holdings Reports and Annual Holdings Reports, a certification by the Supervised Person that he or she has read, understood, has complied, and shall continue to comply with the requirements of this Code and the Firm’s Insider Trading Policy and Procedures.

Exceptions to reporting requirements (Quarterly Transactions and Initial and Annual Holdings):

(i) Any report of Reportable Securities held in accounts over which the Access Person had no direct or indirect influence or control;

(ii) A Quarterly Transaction Report of Reportable Securities transactions effected pursuant to an automatic investment plan; and

(iii) A Quarterly Transaction Report if it would duplicate information contained in broker trade confirmations or account statements received no later than 30 days after the end of the applicable calendar quarter.

D. Any report made under this Section 6 may contain a statement that the report shall not be construed as an admission by the person making such reports that he or she has any direct or indirect Beneficial Ownership in the security to which the report relates.

E. The Firm’s CCO shall submit an annual report to the Fund Board of Directors/Trustee for any fund advised or sub-advised by the Firm that summarizes the current Code procedures, identifies any violations requiring significant remedial action, and recommends appropriate changes to the Code, if any.

F. Any Supervised Person must promptly report possible violations of the Code to the Firm’s CCO or other designee (including but not limited to potential conflicts of

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interest) when they suspect, in good faith, that a violation may have occurred or is reasonably likely to occur. If a matter implicates the Firm’s CCO or other designee, notice of a violation should be reported to the Virtus Investment Partners Inc. CCO. Failure to do so is in itself a violation of this Code. No retaliation or retribution of any kind will be taken against any Supervised Person who, in good faith, reports a suspected violation of this Code. To the extent possible under the circumstances, all information will be kept confidential.

G. The Firm’s Compliance Department will review all reports and other information submitted under Section 6. This review will include comparisons with trading records of Client accounts as are necessary or appropriate in determining whether there have been any violations of the Code.

H. The Firm’s Compliance Personnel will maintain a list of all Supervised Persons, Access Persons, Advisory Persons, and Portfolio Managers who are required to make reports under the Code, and shall inform such individuals of their reporting obligations and if any requirement of this Code has not been complied with.

I. The Firm shall provide a copy of the Code and any amendments to all Supervised Persons and obtain their written acknowledgement of receipt.

7. 401(k) Plans and the Requirements of the Code4

A. Disclosure of Personal Brokerage Accounts: Access Persons are not required to disclose the existence of their Virtus-Fidelity 401(k) plan, but Access Persons must disclose any other 401(k) account if the account can transact in Affiliated Open-end Mutual Funds and/or other Reportable Securities.

B. Preclearance Rule: Access Persons are not required to preclear transactions in Affiliated Open-end Mutual Funds (e.g., transferring amounts from one fund to another) or contributions in the form of payroll deductions. Access Persons are required to preclear transactions in Reportable Securities that are not exceptions to the Preclearance Rule of Section 5 (e.g., the sale of previous employer’s stock).

C. Duplicate Trade Confirmations and Personal Brokerage Account Statements: If an Access Person has a 401(k) account from a previous employer that can transact in Affiliated Open-end Mutual Funds and/or other Reportable Securities, the Access Person shall direct her broker to supply, at the same time that they are sent to the Access Person, a copy of the confirmation for each personal Reportable Securities trade and a copy, at least quarterly, of an account statement to the Access Person’s Compliance Department for each 401(k) account other than the Virtus-Fidelity 401(k) plan.

D. Quarterly Transactions Reports: If the Compliance Department is not receiving copies of broker trade confirmations or account statements, Access Persons are

4 Certain Supervised Persons are subject to the requirements of Sections 7A and 7C – 7E. Please see the Appendix following this Code.

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required to submit a Quarterly Transaction Report for transactions in Reportable Securities (e.g., Affiliated Open-end Mutual Funds or a previous employer’s stock) for 401(k) accounts other than the Virtus-Fidelity 401(k) plan.

E. Initial and Annual Holdings Reports: Access Persons are required to report all holdings in Reportable Securities, including holdings in the Virtus-Fidelity 401(k) plan (e.g., Affiliated Open-end Mutual Funds).

8. Recordkeeping Requirements

A. The Firm will maintain in an easily accessible place, the following records:

a) A copy of any Code for the organization that is in effect, or at any time within the past five (5) calendar years was in effect;

b) A record of any Code violation or action taken as a result of the violation that occurred during the current year and the past five (5) calendar years;

c) A record of all written acknowledgments as required by Rule 204A-1 of the Advisers Act for each Supervised Person who is currently, or within the past five (5) calendar years was, a Supervised Person;

d) A copy of each report made by an Access Person during the current year and the past five (5) calendar years as required by Rule 17j-1 of the Investment Company Act and/or Rule 204A-1 of the Advisers Act and Sections 6B and 6C of this Code, including any information provided in lieu of the reports under Section 6B and 6C above;

e) A list of all persons, currently or within the past five (5) calendar years who are or were required to make reports pursuant to Rule 17j-1 of the Investment Company Act and/or Rule 204A-1 of the Advisers Act and Sections 6B and 6C above, or who were responsible for reviewing those reports, together with an appropriate description of their title or employment;

f) A copy of each report made by the Firm’s CCO pursuant to Section 6E above during the current year and the past five (5) calendar years;

g) A record of any decision made during the current year and the past five (5) calendar years by the Firm’s CCO, and the reasons supporting each decision, to grant prior approval pursuant to Sections 5A and 5B above for acquisition by an Access Person of securities in an IPO or a Private Placement transaction;

h) The Virtus Investment Partners Inc. Corporate Compliance Department (or at its direction, another Firm CCO) is responsible for administration of all aspects of this Code with respect to those individuals designated as Affiliated Officers by providing written affirmation that the provisions of this Code were upheld and that these Affiliated Officers were or were not in compliance with the Code and/or providing any required records to the applicable Firm (or other affiliate) CCO.

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i) As required by enhanced recordkeeping requirement under Rule 204-2 of the Adviser Act, records related to contributions made by the Firm and its Covered Associates to officials and candidates and of payments to state or local political parties or PACS including the following:

1. A list of Covered Associates (including names, titles, business and residence addresses) currently or within the past five (5) calendar years. This five-year recordkeeping requirement would not apply to periods prior to March 14, 2011; and

2. A list of government entities to which the Firm has provided advisory services in the past five (5) calendar years. This five-year recordkeeping requirement would not apply to periods prior to September 13, 2010.

9. Sanctions

Upon discovering a violation of this Code, the Parent of the Firm or if applicable the Funds Board of Directors, besides any remedial action already taken by the respective adviser or related entity, may impose sanctions as it deems appropriate (see under separate cover the currently imposed sanctions), including, among other things, a letter of censure or suspension or termination of employment, or suspension of personal trading privileges for such period as it may deem appropriate.

Any profits realized by a Portfolio Manager or Advisory Person on a personal trade in violation of Section 5E (Blackout Rule) must be disgorged. In addition, the Firm’s CCO may direct any Supervised Person to disgorge any profit realized (or loss avoided) on a personal trade in violation of this Code.

10. Exceptions

The Firm’s CCO may grant written exceptions to provisions of the Code based on equitable considerations. The exceptions may be granted to individuals or classes of individuals with respect to particular transactions, classes of transactions or all transactions, and may apply to past as well as future transactions. However, no exception will be granted when it would result in a violation of Section 204-2 of the Advisers Act. Exceptions granted are reported to the Directors of the Firm, as well as the Boards of any managed Fund.

Updated April 2012

Appendix

Additional requirements for Euclid Advisors LLC, Newfleet Asset Management, LLC - Hartford, Newfleet Asset Management, LLC - San Francisco, Virtus Alternative Investment Advisers, Inc., Virtus Investment Advisers, Inc., VP Distributors, LLC and Zweig Advisers LLC are as follows:

All Supervised Persons of the above Firms are subject to the same requirements as Access Persons as indicated in Section 4. “Disclosure of Personal Brokerage Accounts”, Section 6. “Reporting & Compliance Requirements” (Sections: 6A, 6B, and 6C) and Section 7. “401(k) Accounts and the Requirements of the Code” (Sections: 7A and 7C – 7E). Specifically the term “Access Person(s)” as used in those sections is hereby replaced with the term “Access Person(s) and Supervised Person(s)”.

Additional requirements for Kayne Anderson Rudnick Investment Management, LLC (“KAR”) are as follows:

All KAR employees are considered Access Persons. KAR employees are permitted to buy or sell exchange traded funds (“ETFs”) without receiving pre-clearance from Compliance. However, all ETF transactions should be included on the quarterly personal trade certifications.

KAR employees follow the policy on gifts and entertainment discussed below. However, any KAR employee who is registered with VP Distributors, LLC will follow the gift and entertainment policy in Section 5 (g) of this Code of Ethics.

A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the firm and its clients. Supervised Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Supervised Persons should not offer gifts, favors, entertainment, or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person.

  Gifts. No Supervised Person may receive any gift, services, or other things of more than a $175.00 value per year from any person or entity that does business with or on behalf of KAR, without pre-approval by the Chief Compliance Officer or Chief Operating Officer. No Supervised Person may give or offer any gift of more than a $175.00 value per year to existing clients, prospective clients, or any entity that does business with or on behalf of the adviser without pre-approval by the Chief Compliance Officer or the Chief Operating Officer.
  Compliance will maintain a Gift Log of all gifts over $175 given or received from by any KAR employees, which are not broker/dealer related. The Gift Log will include: employee name, type of gift, dollar amount of gift, and sender of the gift. In addition, Compliance will maintain a Gift Log of all gifts over $100 given or received by any broker/dealer. The broker/dealer Gift Log will include: employee name, type of gift, dollar amount of gift, and broker who sent the gift.

  Cash. No Supervised Person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of KAR without approval from the Chief Compliance Officer.

Updated April 2012

  Entertainment. No Supervised Person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of KAR. Supervised Persons may provide or accept a business entertainment event, such as dinner or a sporting event.

Updated April 2012

Schedule A

On February 15, 2012, the following entities adopted this Code of Ethics:

Euclid Advisors LLC
Duff & Phelps Investment Management Co.
Kayne Anderson Rudnick Investment Management, LLC
Newfleet Asset Management, LLC- Hartford
Newfleet Asset Management, LLC - San Francisco
Virtus Alternative Investment Advisers, Inc.
Virtus Investment Advisers, Inc.
VP Distributors, LLC
Zweig Advisers LLC

Updated April 2012